Exhibit 10.5

Date: 18 April 2016

Tham Siew Heng

Dear Mr Tham,

LETTER OF APPOINTMENT

We are pleased to offer you employment with Hi Style Apparel Sdn Bhd subject to and in accordance with the following terms and conditions.

1.	Appointment and Duties

You will be assigned in the position of Senior Merchandiser, at Merchandising Department and shall be reporting directly to Merchandising Manager.

The Management reserves the right to re-designate, reassign and/or transfer you at any time. It is a specific condition of your service that you will agree to undertake any work assignments as and when assigned by the Management.

Your duties and responsibilities are described in First Schedule.

2.	Commencement Date

You will assume duties with us on the agreed date on 27 June 2016 or more earlier on your availability.

3.	Hours of Work

The office hours shall be as follows:

Monday – Friday:	0900hrs to 1800hrs

Saturday:	0900hrs to 1300hrs (upon necessary only)

Lunch Break:	1300hrs to 1400hrs

However, the Company reserves the right to vary your normal hours of work subject to the provisions of the relevant law.

You will undertake to do any overtime work as and when required by the Company included weekend, and in your present position, you are not entitled to any overtime pay.

1

4.	Remuneration

You shall be paid a monthly basic salary of RM 5,500.00 (Ringgit Malaysia Five Thousand Five Hundred Only).

5.	Probationary Period

You shall be undergo a probationary period of six (6) months from the date of your commencement of employment with the Company. On expiry of the probationary period, the Company will review your performance and may either confirm you in your appointment or extend it for a further period not exceeding three (3) months.

6.	Termination of Employment

During your probationary period, either party may terminate your service by giving two (2) weeks’ notice in writing or payment in-lieu of notice without any reason assigned thereof.

Upon confirmation, the notice of termination by either party shall be as follows:

a.	1 month’ notice - less than 2 years’ service;
b.	2 months’ notice - 2 years’ to less than 5 years’ service;
c.	3 months’ notice - 5 years’ and above service

The Company reserves the right at all times to terminate your employment forthwith if any particulars supplied by you in the Job Application Form is found to be untrue after employment of if you should be found to be inefficient, guilty of misconduct, negligence, or breach of any of existing terms and conditions of service, rules, and regulations laid down by the Company from time to time.

7.	Public Holiday

You will entitle to Government gazette public holidays as stipulated with the Employment Act, 1995.

8.	Annual Leave

a.	Eight days for every twelve months of continuous service with the same employer if he/she has been employed by that employer for a period of less than two years;

2

b.	Twelve days for every twelve months of continuous service with the same employer if he/she has been employed by that employer for a period of two years or more but less than five years; and
c.	Sixteen days for every twelve months of continuous service with the same employer if he/she has been employed by that employer for a period of five years or more.

However, the above entitlement will be revised as and when any new policy enforced.

9.	Sick Leave

You will be entitled to fourteen (14) working day’s paid outpatient sick leave per calendar year after completion of six (6) months service with the Company on production of a medical certificate.

10.	Employment Provident Fund (EPF) and Social Security Organization (SOCSO).

You will be required to contribute to the EPF and SOCSO as required by the law.

11.	Rules, Regulations & Confidentiality

You shall at all times, devote your full attention and skill to the affairs of the Company and will endeavour to your utmost ability to promote and advance the interests of the Company.

Accordingly, you undertake that:

a.	You will under no circumstances make available your services to any undertaking, or have any interest directly or indirectly in any other undertaking or activity which might interfere with the proper performance of your duties without first obtaining the written permission of the Company;
b.	You will not at any time during the continuance or after the termination of your services with the Company irrespective of any reason for such termination, make use or disclose to any party either for your own benefit or for the benefit of any party (individual, firm, company, any trade or business), the affairs and confidential information of the Company or any of its related companies of which you have knowledge or become aware during the course of your service with the Company;
c.	You will obey and comply with all reasonable orders and instructions given to you by the Company or its authorized agents and observe all standing and other rules and/or regulations now in force or from time to time approved by the Company.

3

12.	Other terms and Conditions

Other terms and conditions, if not specifically mentioned herein, will be in accordance with the Employment Act 1995 and with the Staff Memos issued by the Management from time to time.

Kindly indicate your acceptance of the above conditions by signing and returning the duplicate copy of this letter.

Yours faithfully,

/s/ Pwa Chong Chin
PWA CHONG CHIN
DIRECTOR

I, the undersigned, Tham Siew Heng (NRIC: 850828-10-5939), hereby confirm my acceptance of the employment offered on the terms and conditions set out hereinabove and I agree to all aforesaid terms and conditions.

Signature:	/s/ Tham Siew Heng	Date: April 18, 2016

4

First Schedule

JOB DESCRIPTIONS AND RESPONSIBILITIES

Responsibilities for the position of Senior Merchandiser

1.	To analyse the purchase trends of customers, seasonal trends and forecasting the purchase of goods for company.

2.	Check all design are in accordance with required details and specifications, prepare and check final order for each season.

3.	Follow up on each individual design, confirm the design and follow through production.

4.	Liaise with supplier for raising of sample, product capacity booking, delivery timing and costing, for all style and seasons to meet with seasons’ launching date.

5.	Ensure the brand have sufficient mark ups for each season.

6.	Passionate and keep abreast with the latest fashion trend, merchandise performance and perform survey on competitors.

7.	Researching fashion trends and staying current on contemporary styles.

8.	Thinking creatively to produce new ideas, conceptual product and brand image.

9.	Liaising closely with sales, buying and production teams on an ongoing basis to ensure the items suits the customer, market and price points.

10.	Keeping up to date with emerging fashion trends as well as general trends relating to fabrics, colours and shapes.

11.	Organising photo shoots and coordinate events such as fashion show.

12.	Work closely with marketing team to understand requirement & execute assigned design projects from concept to production.

13.	Undertake other duties and responsibility as may assign by the Management from time to time or as when necessary for the effective realizations of the job purpose.

5